Exhibit 99.2

(TRANSLATION)

VOTING FORM

To Nisshin Steel Co., Ltd.	Number of voting rights:

I hereby exercise my voting rights as indicated on the right (as indicated by circling “Approve” or “Disapprove”), with regards to the Item of Business at the Extraordinary General Meeting of Shareholders of Nisshin Steel Co., Ltd. (the “Company”) to be held on December 10, 2018 (including any continued or adjourned meetings).                    , 2018

Item of Business	Vote to original proposal
Item of Business	Approval	Disapproval

Note: In case of exercising voting rights without indicating approval or disapproval for Item of Business, it shall be treated as a vote for approval.

(Right Column)
Number of shares owned as of the record date: Shares
Number of voting rights:

One voting right is assigned to one unit of shares.

Request to shareholders:

1.	When you attend the General Meeting of Shareholders in person, please submit this Voting Form at the reception desk on the day of the meeting.

2.	If you are unable to attend the General Meeting of Shareholders in person, you can exercise your voting right(s) in one of the following ways:

[In case of exercising voting rights by mail]

Please return the Voting Form to the Company so as to be delivered by 5:00 p.m. of December 7 (Friday), 2018 (JST) for exercising voting rights after kindly indicating your approval or disapproval for the matter for resolution.

[In case of exercising voting rights via the Internet]

When exercising your voting rights via the Internet, please access the designated website (https://evote.tr.mufg.jp/). Then, please follow the instructions appearing on the screen and indicate your approval or disapproval for each matter by using the exercise code and temporary password.

3.	Please also read the back page with care.

Exercise Code:

Temporary Password: ----shareholder number----

Nisshin Steel Co., Ltd.

(Back page)

POSTCARD

137-8683
499
Recipient Payment Postage

Shin-Tokyo Post Office Approved 6408

Sending Effective Period:

By December 7, 2018

(Recipient)

c/o Shin-Tokyo Post Office, P.O. Box No. 29

Registration Agent

Mitsubishi UFJ Trust and Banking Corporation

Securities Agency Department

To: Nisshin Steel Co., Ltd.

1378683499	11

Please send this postcard without putting a stamp.

Please do not use this postcard on or after December 8, 2018.

(Cutting Line)

In sending this Voting Form, please be sure to cut off this slip.

If voting rights are exercised both by mail and via the Internet, only the vote registered via the Internet shall be recognized as valid. If you desire to amend the voting conducted via the Internet, please exercise the voting rights again via the Internet.